Houston Wire & Cable Company Reports Results for the First Quarter of 2010

HOUSTON, TX -- (Marketwire - May 10, 2010) - Houston Wire & Cable Company (NASDAQ: HWCC) (the "Company") announced operating results for the first quarter of 2010.

Selected highlights for the quarter:

-- Fully diluted earnings per share (EPS) were $0.10
-- Debt was reduced by $8.5 million or 48.5% from December 31, 2009
-- Operating cash flow was $10.1 million, a record for the first quarter
-- The Company paid a dividend of $0.085 per share

Sales in the first quarter of 2010 declined 7.1% when compared to the first quarter of 2009, as a result of reduced product demand and very competitive pricing in the continued difficult economic environment.

Management estimates that sales in our core Repair and Replacement sector, also referred to as Maintenance, Repair and Operations (MRO), were down approximately 5% to 10% for the quarter as a result of lower overall demand and reduced discretionary spending. Sales within our five growth initiatives of Utility Power Generation, Environmental Compliance, Engineering & Construction, Industrials and LifeGuard™, our proprietary private-label product, were also down approximately 5% to 10% for the quarter as a lack of capital spending has limited new project activity and capital expansion investments. Based on our estimates, copper has had less than 1% impact on sales.

Operating expenses decreased by 6.3% from the first quarter of 2009, as spending and personnel counts were adjusted for the lower level of activity. Interest expense decreased by 51.0% from the first quarter of 2009, as debt levels fell by 60.1% from $22.6 million at March 31, 2009 to $9.0 million at March 31, 2010. Operating income and net income fell by 18.8% and 17.4% respectively, as the reduction in expenses was not enough to overcome the gross profit shortfall from 2009 levels.

Chuck Sorrentino, President and Chief Executive Officer commented, "While sales in the first quarter were soft, primarily from a difficult January and February, it appears that general business conditions are starting to improve. Job stabilization, improving plant utilization, increased factory orders, and anecdotal comments from customers, support a gradual improvement in the overall economic outlook. I expect improving sales in industrial consumables which could lead to increased capital spending and expanded levels of business.

"We were pleased that we increased market share by adding more than 60 new customers in the quarter. Record operating cash flows for the quarter allowed us to significantly reduce our debt which positions us to fund suitable acquisitions and general business expansion when the economy improves. Our lower cost structure should afford earnings leverage as confidence returns to our customers, which would then be reflected in increased capital spending and increased sales.

"As we enter our 35th year in business, we will continue to focus on increasing market share, strengthening the balance sheet, aggressive cost controls, and maintaining high levels of service for our customers."

Conference Call

The Company will host a conference call to discuss first results on Monday, May 10th at 10:00 am CT. Hosting the call will be Charles Sorrentino, President and Chief Executive Officer, and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company's website, www.houwire.com.

Approximately two hours after the completion of the live call, a telephone replay will be available until May 17, 2010.

      Replay Dial In:           888.203.1112
      International Replay:     719.457.0820
      Confirmation Code:        6494483

About the Company

With almost 35 years experience in the electrical industry, Houston Wire & Cable Company is one of the largest distributors of specialty wire and cable and related services in the U.S. electrical distribution market. Headquartered in Houston, Texas, HWCC has sales and distribution facilities in Atlanta, Baton Rouge, Charlotte, Chicago, Denver, Houston, Los Angeles, Philadelphia, San Francisco, Seattle and Tampa.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables and private branded products, including LifeGuard™, a low-smoke, zero-halogen cable. HWCC's comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains comments concerning management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may and often do vary materially from actual results.

Risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company's Annual Report on Form 10-K for the period ended December 31, 2009, filed with the SEC on March 15, 2010. This document and other SEC filings are available under the Investor Relations section of the Company's website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

                       HOUSTON WIRE & CABLE COMPANY
                       Consolidated Balance Sheets
                    (In thousands, except share data)

                                                   March 31,   December 31,
                                                      2010         2009
                                                  -----------  -----------
                                                  (unaudited)
 Assets
 Current assets:
  Accounts receivable, net                        $    43,786  $    46,859
  Inventories, net                                     56,263       61,325
  Deferred income taxes                                 1,801        1,776
  Prepaids                                                860        3,649
                                                  -----------  -----------
 Total current assets                                 102,710      113,609

 Property and equipment, net                            3,136        3,169
 Goodwill                                               2,362        2,362
 Deferred income taxes                                  3,043        2,855
 Other assets                                              10           19
                                                  -----------  -----------
 Total assets                                     $   111,261  $   122,014
                                                  ===========  ===========

 Liabilities and stockholders' equity
 Current liabilities:
  Book overdraft                                  $       423  $       907
  Trade accounts payable                                9,846       11,610
  Accrued and other current liabilities                 8,931       10,924
  Income taxes payable                                  1,472          281
                                                  -----------  -----------
 Total current liabilities                             20,672       23,722

 Long term obligations                                  9,000       17,479

 Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000
   shares authorized, none issued and outstanding          --           --
  Common stock, $0.001 par value; 100,000,000
   shares authorized: 20,988,952 shares issued:
   17,733,737 and 17,732,737 outstanding at March
   31, 2010 and December 31, 2009, respectively            21           21
  Additional paid-in-capital                           57,164       56,609
  Retained earnings                                    77,776       77,571
  Treasury stock                                      (53,372)     (53,388)
                                                  -----------  -----------
 Total stockholders' equity                            81,589       80,813
                                                  -----------  -----------
 Total liabilities and stockholders' equity       $   111,261  $   122,014
                                                  ===========  ===========

                       HOUSTON WIRE & CABLE COMPANY
                    Consolidated Statements of Income
                               (Unaudited)
              (In thousands, except share and per share data)

                                                       Three Months Ended
                                                            March 31,
                                                      ---------------------
                                                         2010       2009
                                                      ---------- ----------

Sales                                                 $   61,168 $   65,832
Cost of sales                                             48,661     52,019
                                                      ---------- ----------
Gross profit                                              12,507     13,813

Operating expenses:
  Salaries and commissions                                 5,119      5,538
  Other operating expenses                                 4,395      4,620
  Depreciation and amortization                              142        142
                                                      ---------- ----------
Total operating expenses                                   9,656     10,300
                                                      ---------- ----------

Operating income                                           2,851      3,513
Interest expense                                              76        155
                                                      ---------- ----------
Income before income taxes                                 2,775      3,358
Income taxes                                               1,070      1,294
                                                      ---------- ----------
Net income                                            $    1,705 $    2,064
                                                      ========== ==========

Earnings per share:
  Basic                                               $     0.10 $     0.12
                                                      ========== ==========
  Diluted                                             $     0.10 $     0.12
                                                      ========== ==========
Weighted average common shares outstanding:
  Basic                                               17,652,881 17,642,856
                                                      ========== ==========
  Diluted                                             17,703,953 17,649,340
                                                      ========== ==========

Dividends declared per share                          $    0.085 $    0.085
                                                      ========== ==========

                       HOUSTON WIRE & CABLE COMPANY
                   Consolidated Statements of Cash Flows
                               (Unaudited)
                              (In thousands)

                                                       Three Months Ended
                                                            March 31,
                                                      --------------------
                                                        2010       2009
                                                      ---------  ---------

Operating activities
Net income                                            $   1,705  $   2,064
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                             142        142
  Amortization of capitalized loan costs                      9         20
  Amortization of unearned stock compensation               562        599
  Provision for doubtful accounts                            60         --
  Provision for returns and allowances                      (62)       (45)
  Provision for inventory obsolescence                      137        147
  Deferred income taxes                                    (213)      (341)
  Changes in operating assets and liabilities:
    Accounts receivable                                   3,075      9,005
    Inventories                                           4,925      5,807
    Prepaids                                              2,789       (182)
    Other assets                                             --          4
    Book overdraft                                         (484)    (4,046)
    Trade accounts payable                               (1,764)    (2,924)
    Accrued and other current liabilities                (1,993)    (1,511)
    Income taxes                                          1,191         44
                                                      ---------  ---------
Net cash provided by operating activities                10,079      8,783

Investing activities
  Expenditures for property and equipment                  (109)       (48)
                                                      ---------  ---------
Net cash used in investing activities                      (109)       (48)

Financing activities
  Borrowings on revolver                                 53,825     67,124
  Payments on revolver                                  (62,304)   (74,365)
  Proceeds from exercise of stock options                     9          6
  Payment of dividends                                   (1,500)    (1,500)
                                                      ---------  ---------
Net cash used in financing activities                    (9,970)    (8,735)
                                                      ---------  ---------

Net change in cash                                           --         --
Cash at beginning of period                                  --         --
                                                      ---------  ---------

Cash at end of period                                 $      --  $      --
                                                      =========  =========

CONTACT:
Hope M. Novosad
Manager, Investor Relations
Direct:  713.609.2110
Fax:  713.609.2168
hnovosad@houwire.com